ZALICUS

ZALICUS INITIATES THE FIRST OF TWO PHASE 2a STUDIES WITH Z160, A FIRST-IN-CLASS, ORAL, STATE-DEPENDENT, SELECTIVE N-TYPE CALCIUM CHANNEL BLOCKER, FOR THE TREATMENT OF CHRONIC NEUROPATHIC PAIN

First Study to Focus on Lumbosacral Radiculopathy, chronic neuropathic pain originating from the spine

Second Phase 2a Clinical Trial Planned to Initiate Fourth Quarter 2012

CAMBRIDGE, Mass. – September 4, 2012 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases, today announced that it has initiated the first of two Phase 2a clinical studies with Z160, its first-in-class, oral, state-dependent, selective N-type calcium channel blocker for the treatment of chronic neuropathic pain indications. This first Phase 2a study will enroll subjects with chronic neuropathic pain associated with Lumbosacral Radiculopathy (LSR). LSR is a common neuropathic pain condition resulting from the compression or irritation of the nerve roots exiting the lumbar region of the spine. Common symptoms include pain radiating from the lower back and down the legs, as well as numbness and tingling in the lower extremities. The prevalence of LSR is high, affecting 3-5% of the global population1. Currently there are no drug treatments specifically approved to treat this common condition, indicating that LSR is a condition with very high unmet medical need.

Z160 is a state-dependent modulator of the N-type (Cav2.2) calcium channel designed to selectively modulate only those neurons transmitting pain, specifically neurons that are undergoing high-frequency firing. Z160 demonstrated efficacy in several animal models of neuropathic pain. Additionally, phase 1 clinical trials have established Z160 as a very safe and tolerable drug candidate.

A second Phase 2a neuropathic pain clinical study, which is planned to initiate in the fourth quarter of 2012, will evaluate Z160 for the treatment of Postherpetic Neuralgia (PHN), a painful neuropathic condition resulting from an outbreak of the herpes zoster virus, otherwise known as shingles. Top line data for both studies is expected to be available late in the second half of 2013.

"We are excited to move Z160, with its novel mechanism of action, forward into Phase 2a human clinical testing this year," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “While there are a few treatments currently approved for chronic neuropathic pain, there still exists a significant unmet medical need for a more targeted and efficacious therapy with an improved safety and tolerability profile. “

Study Design and Objectives

The Z160 Phase 2a Lumbosacral Radiculopathy (LSR) clinical trial is a 6-week, double-blind, multi-center, randomized, placebo-controlled study designed to evaluate the safety and efficacy of Z160 as a treatment in reducing the neuropathic pain of subjects with the condition. The trial is expected to enroll up to approximately 140 subjects and will be conducted in approximately 20 centers throughout the United States. The primary objective of the trial is to evaluate Z160 efficacy compared to placebo in

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

reducing pain in subjects with LSR as measured by change in average daily pain score from baseline to week 6 of treatment based on an 11-point Pain Intensity Numeral Rating Scale (PI-NRS). To learn more about this trial please visit www.clinicaltrials.gov.

About Z160 and N-type Calcium Channel Blockers

Z160 is a first in class, oral, state dependent, selective N-type calcium channel (Cav 2.2) blocker. Z160 has demonstrated efficacy in multiple animal models of neuropathic and inflammatory pain, suggesting that Z160 has the potential to treat a broad range of chronic pain conditions. In addition, Z160 was well tolerated in previously conducted clinical trials involving over 200 subjects. N-type calcium channels have been recognized as key targets in controlling pain because of their key role in transmitting pain through the spinal nerves to the brain. Zalicus has utilized its expertise in this field to successfully discover high affinity, selective and orally available compounds, such as Z160, that show promise for further development as therapies for pain.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases such as Synavive®, Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease.

To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z160, its potential, and Zalicus’ plans for its clinical development. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and Z160 may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development of Z160, the unproven nature of the Zalicus Ion channel drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Reference:

1 Tarulli AW, Raynor EM. Lumbosacral Radiculopathy. Neurol Clin. 2007 May; 25(2); 387-405

Contacts:

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com

(c) 2012 Zalicus Inc. All rights reserved.

-End-

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com